Exhibit 10.39

STATE OF WISCONSIN	:	CIRCUIT COURT	:	DANE COUNTY

In the Matter of the Rehabilitation of:

SEGREGATED ACCOUNT OF                 Case No. 10 CV 1576
AMBAC ASSURANCE CORPORATION        Hon. Richard G. Niess

ORDER GRANTING THE REHABILITATOR’S MOTION TO FURTHER AMEND THE PLAN OF REHABILITATION AND CONFIRMING THE
SECOND AMENDED PLAN OF REHABILITATION

This matter came before the Court on the Rehabilitator’s Motion to Further Amend the Plan of Rehabilitation Confirmed on January 24, 2011 To Facilitate An Exit From Rehabilitation (the “Motion”). The Motion, among other things, seeks approval of a Second Amended Plan of Rehabilitation, dated September 25, 2017.
The Court, having considered the (a) Motion, (b) Amended Disclosure Statement, together with the Addendum filed on December 11, 2017, and Second Amended Plan, (c) Affidavit of Daniel J. Schwartzer, Special Deputy Commissioner, in support of confirmation, (d) Expert Report of Dennis McGettigan in support of confirmation, together with the Update to the Expert Report, (e) Objections, (f) the Pretrial Report filed by the Rehabilitator, (g) arguments by the Parties at the Pre-trial Conference on December 14, 2017 and the testimony presented at the Confirmation Hearing on January 4, 2018, the post-hearing briefing and arguments made at the hearing on January 22, 2018, (h) the record and filings in this Rehabilitation Proceeding, and (i) for good cause shown and for the reasons indicated by the Court at the hearings in this matter, `

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1	Capitalized terms used in this Order that are not otherwise defined shall have the meanings ascribed to them in the Second Amended Plan, Payment Guidelines, and Motion, as the case may be.

THE COURT HEREBY FINDS AND CONCLUDES AS FOLLOWS:
1.Jurisdiction. Pursuant to Wis. Stat. §§ 645.01-04, and § 6.01 of the First Amended Plan, this Court has continuing exclusive jurisdiction to oversee the Rehabilitation, conduct the hearings on approval of the Second Amended Plan of Rehabilitation, and to exercise continuing authority over matters arising within this Rehabilitation Proceeding. The Rehabilitator has authority pursuant to Wis. Stat. § 645.33 to propose and seek confirmation of the Second Amended Plan.
2.Disclosure. The Rehabilitator’s disclosures, including those made in the Amended Disclosure Statement, including its Addendum, the Motion, and other supporting documents, were sufficient for the Court and the public to assess the fairness and rational basis of the Second Amended Plan. The Rehabilitator provided sufficient information to the Court in connection with the approval of the Second Amended Plan.
3.Notice. Pursuant to Wis. Stat. § 645.33(5), interested parties were afforded fair, reasonable, and due and proper notice with an opportunity to be heard, regarding the approval of the Second Amended Plan and its provisions.
4.Compliance with Wisconsin Law, Prior Orders, Contracts, Other Requirements.
(a)    The Plan Amendment is consistent with the priority structure of Wis. Stat. § 645.68 in furtherance of equitable apportionment of unavoidable losses.
(b)    The Rehabilitator lawfully exercised his discretion under Wisconsin law and prior orders of the Court in preparing and submitting the Second Amended Plan for approval by the Court.
(c)    The Rehabilitator has reasonably accounted for anticipated risks associated with the Second Amended Plan and has acted reasonably in determining that upon conclusion of the Proceeding and consummation of the Merger, AAC will be able to conduct its ongoing operations within a reasonable margin of safety.
(d)    The Second Amended Plan, and the securities, pledges, payments, and other distributions to be made thereunder are both procedurally and substantively fair, and are within the prevailing standards of commercial fairness.
(e)    The underlying Payment Guidelines are consistent with the terms of the Second Amended Plan.

(f)    The Second Amended Plan does not alter the terms or conditions of the Segregated Account Surplus Notes and preserves existing contract rights with respect to the Segregated Account Surplus Notes.
(g)    Subject to only the satisfaction or waiver by the Rehabilitator of any conditions to the effectiveness of the Second Amended Plan, this Rehabilitation Proceeding will have been accomplished and the grounds for rehabilitation will no longer exist.
(h)    The Second Amended Plan, the Exchange Offers, and the Definitive Documents have been proposed, formulated, and negotiated, in good faith and at arm’s length by and among the Rehabilitator, the Ambac Parties, the Management Services Provider, the Special Deputy Commissioner, OCI, the Sponsoring Holders, and each of their respective current and former members, shareholders, affiliates, officers, directors, employees, attorneys, agents, advisors and representatives (the “Parties”). The Parties’ good faith is evident from the facts and record of the Proceeding, the Amended Disclosure Statement, the Addendum to the Amended Disclosure Statement, and the record of the hearing to approve the Second Amended Plan. Further, the Second Amended Plan’s indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length and are each integral to the Second Amended Plan and necessary for the Segregated Account’s successful exit from rehabilitation. Further, the Parties will be acting in good faith in proceeding to (i) consummate the Second Amended Plan, the Exchange Offers, and the agreements, compromises, settlements, transactions, transfers and documentation contemplated by the Second Amended Plan and (ii) take any actions authorized and directed or contemplated by this Order.
(i)    In connection with the Rehabilitation Proceeding, the Court finds that:
i.    this Court did not enter an order for relief against AAC under any federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization; and
ii.    this Court did not enter any order, judgment or decree (A) appointing a custodian, trustee, agent or receiver for AAC or for all or any material or substantial portion of its property or (B) authorizing the taking of possession by a custodian, trustee, agent or receiver of AAC (or taking of possession of all or any material or substantial portion of AAC’s property). For the avoidance of doubt, notwithstanding anything in this order or the Second Amended Plan, the Court's October 24, 2016, Order Granting Rehabilitator's Motion to Confirm and Declare the Nature of these Proceedings remains in full force and effect.

5.Durability. The Second Amended Plan is durable, feasible, and provides fair and equitable treatment to and is in the best interests of Policyholders, Creditors, and other Interested Parties of the Segregated Account, and the public in general.
6.Other Justification. The Second Amended Plan avoids long-term runoff, which provides a benefit to Policyholders, other Interested Parties, and the public in general. The Second Amended Plan eliminates unnecessary administrative costs and Court oversight in an efficient way. Finally, the evidence provided by the Rehabilitator establishes just and sufficient cause to grant the relief requested in the Motion.
NOW, THEREFORE, based upon the foregoing and upon proof submitted by the Rehabilitator,
IT IS HEREBY ORDERED THAT:
1.The Rehabilitator’s Motion is GRANTED, and the Objections that have not otherwise been withdrawn or resolved are hereby OVERRULED.
2.The Amended Disclosure Statement Accompanying the Second Amended Plan of Rehabilitation, together with the Addendum filed on December 11, 2017, is APPROVED.
3.The Second Amended Plan, as modified by this Order, is CONFIRMED.
4.The Rehabilitator shall have the full powers and authority granted pursuant to Wis. Stat. §§ 645.33 and 645.35 and all other applicable laws as are reasonably necessary to carry out the Second Amended Plan, including but not limited to the power and authority to interpret the terms and conditions of the Second Amended Plan and to issue further guidelines or directions to Interested Parties to carry out the Second Amended Plan.
5.Notwithstanding anything in the Second Amended Plan, the term “Released Party/Parties” within the Second Amended Plan, specifically Article 1.98, shall also include all Trustees.
6.The Segregated Account shall reimburse all Trustees for any reasonable and documented costs, fees, and expenses incurred by such Trustees arising from their compliance with the express terms and conditions of the Second Amended Plan and the Payment Guidelines, or any direction given to such Trustees by the Segregated Account in connection with the Second Amended Plan or the Payment Guidelines, pursuant to the relevant Transaction Documents.
7.Article 4.10 of the Second Amended Plan shall be revised and replaced with the following provision:
4.10 Reimbursements on Policy Claims. Notwithstanding the Proceeding, the Proceeding Circumstances, any provisions of the Interim Cash Payment Rules, the Payment Guidelines, the Amended Payment Guidelines, this Plan, the First Amended Plan, the Disclosure Statement and/or any amendments and/or supplements thereto, the Claims Administrator shall be entitled to collect any Reimbursement Amounts that AAC or the Segregated Account becomes, or is, entitled to receive under the Transaction Documents in relation to any: (i) Distributions or payments made prior to, on, or after the Effective Date (including any distributions of the Pre-Record Date Deferred Amount Consideration) hereunder, under the Payment Guidelines and the Amended Payment Guidelines, pursuant to, and in accordance with, the applicable Policy and any related Transaction Documents; provided that the Claims Administrator shall not seek reimbursement for any amounts representing application of the Pre-Record Date Deferred Amount Discount to Pre-Record Date Deferred Loss Amounts; (ii) payments made according to the Interim Cash Payment Rules; and (iii) other amounts paid by or on behalf of the Segregated Account in respect of an Insured Obligation, and in each case where a payment was made by AAC in respect of a Pre-Record Date Deferred Amount received by AFG or a Sponsoring Holder from a Holder in the Initial Exchange, it shall be treated as if AAC had paid such amount under the relevant Policy to the Holder directly and then the Holder paid such amount to AFG or the Sponsoring Holder, in each such case as if AAC had paid 100% of such Policy Claims under the relevant Policy in Cash, notwithstanding the Pre-Record Date Deferred Amount Discount, to the Holder directly.
8.To fix a typographical error that omitted the word “force,” Article 6.1 of the Second Amended Plan shall be revised and replaced with the following provision:
6.1 Prior Orders Remain in Effect. To the extent not explicitly superseded or amended by this Plan, the Payment Guidelines, or the Approval Order, all (x) prior orders of this Court and (y) documents or agreements approved by this Court, shall remain in full force and effect in all respects. For the avoidance of doubt, such orders or documents approved by this Court shall include the Plan, the First Amended Plan, the 2011 Confirmation Order, the Payment Guidelines, the 2014 Approval Order, the Injunction, and any orders pertaining to the allowance, determination, payment and dispute of Claims and Deferred Amounts, settlements, Synthetic Commutations, and utilization of Alternative Resolutions to resolve Claims and Deferred Amounts.
9.To fix a typographical error that erroneously included the word “with,” the last sentence of the first full paragraph of Article 6.8 of the Second Amended Plan shall be revised and replaced with the following provision:
Without limiting the foregoing, the following actions will be enjoined:
10.Article 6.13 of the Second Amended Plan shall be revised and replaced with the following provision:
6.13 No Defaults. As of the Effective Date, any default or event of default, actual or alleged, relating to the Segregated Account, AAC or any subsidiary thereof, under any agreement will be deemed not to have occurred or existed, and as to Policies and Transaction Documents will be deemed to be cured, to the extent such default or event of default is, or is alleged to be, caused in whole or in part by the existence, terms, implementation of or compliance with: (i) the Plan; (ii) the First Amended Plan; (iii) the Original Plan; (iv) the Segregated Account; (v) the Merger; (vi) the Consensual Transaction; (vii) the Definitive Documents; (viii) the Proceeding and all orders of the Court entered therein; (ix) the grounds for the Proceeding; (x) the failure of AAC or the Segregated Account to pay any amount prior to the Effective Date under any Policy or Transaction Document; (xi) the financial condition of AAC prior to the Effective Date resulting from the Proceeding or the grounds for the Proceeding; or (xii) noncompliance by AAC or the Segregated Account with any provision of any Policy or Transaction Document prior to the Effective Date. To the extent such a default relating to AAC or any subsidiary thereof has been or is declared by any court or other entity, such default is and will be deemed to be cured.
11.The terms and conditions of the issuance of the Senior Secured Notes, as part of the Pre-Record Date Deferred Amount Consideration, and the exchange of Pre-Record Date Deferred Amounts for GA SSNs pursuant to the Initial Exchange, are both procedurally and substantively fair to holders of Pre-Record Date Deferred Amounts, in form and substance satisfactory to the Rehabilitator, and are consistent with the requirements of Section 3(a)(10) under the Securities Act and any “Blue Sky” laws required for the issuance of the Senior Secured Notes and the exchange of Pre-Record Date Deferred Amounts for GA SSNs pursuant to the Initial Exchange.
12.The terms of this Order are hereby incorporated into the Second Amended Plan and should be read in harmony with the provisions and goals of the Second Amended Plan. To the extent this Order is inconsistent with the Second Amended Plan, this Order shall control.
13.All interested parties and other parties subject to or affected by the Second Amended Plan or this Order are hereby directed to comply with the terms of this Order.
14.This Court shall retain continuing exclusive jurisdiction over this Rehabilitation Proceeding and all matters, disputes or litigation pertaining to, or arising from, the Second Amended Plan and the corresponding Payment Guidelines.